Exhibit 10.40

Terms Sheet
For
Revision of Program Agreement
Between
Sears, Roebuck and Co. and Citibank USA, N.A.

This terms sheet (the “Terms Sheet”) describing the revisions to be made to the Amended and Restated Program Agreement dated as of July 15, 2003, as amended and restated on November 3, 2003 by and between Sears, Roebuck and Co., Sears Intellectual Property Management Company (hereinafter “Sears”), and Citibank USA, N.A. (“Citibank”), and formalizing the terms in the letter dated November 16, 2004 from Glenn Richter of Sears to Steve Freiberg of CitiCards, is made as of April 29, 2005 and will remain in effect, unless earlier terminated, for the duration of the Program Agreement. The parties contemplate formally revising the Program Agreement through an amendment and restatement that will reflect the changes required by this Terms Sheet, and agree to diligently work toward that end as soon as reasonably feasible after execution of this Terms Sheet.

1.	Definitive Agreement.

      Upon execution of this Terms Sheet, the parties agree to promptly draft and enter into an amended and restated Program Agreement which will reflect the terms of this Terms Sheet. The parties agree to negotiate in good faith any additional terms and conditions to be included in the new amended and restated program agreement to reflect any needed changes to the Program Agreement, as revised, to include: (i) Sears Holdings Corporation as a party thereto; (ii) any modifications that the parties mutually agree are required to effect the intent of this Terms Sheet; and (iii) to establish mutually agreed upon Service Goals relating to the matters covered by this Terms Sheet. Except for those changes, the parties intend that no further changes should be made to the Program Agreement.

2.	Definitions.

      To the extent that capitalized terms are used, they shall have the same meaning as in the Program Agreement. Any reference to a brand includes any successor or replacement brand. The following terms have the meaning ascribed to them below:

      Home Category: The Home Category includes: Home office; home appliances; home electronics; floorcare and sewing; tools/paint; lawn/home improvement/fitness; and mattresses. A Sears Store need not have all of these departments to be considered to have a Home Category, but must have at least one.

      Store Formats:

      Sears Store: For purposes of this Terms Sheet, a Sears Store shall include a Home Category. A Sears Store shall also include any store format already branded Sears or The Great Indoors, or Orchard Supply Hardware Corporation as of the date of this Terms Sheet, (including but not limited to Sears Grand, Sears Essentials, Sears Hardware, Sears Dealer Store and all Full Line Sears Stores) as well as any future The Great Indoors, Orchard Supply Hardware Corporation, Sears Full Line Store, Sears Essentials Format Store, Sears Grand, Sears Hardware or Sears Dealer Stores.

      Sears Full Line Store: A store that is branded solely as Sears or Sears, Roebuck and Co. on the exterior, carries an assortment of Home Category departments, and is not a Sears Dealer Store or Sears Outlet Store. A listing of the Sears Full Line Stores as of April 30, 2005, shall be made a part of the revised Program Agreement. In addition, in order for any new stores to be classified as a Sears Full Line Store, the store must be substantially similar to the Sears Full Line Stores existing at the time of execution of this Terms Sheet.

      Sears Essentials Format Store: A store meeting the definition of a Sears Essentials Format Store will be considered a Sears Store for purposes of Exhibit A of this Terms Sheet. A Sears Essentials Format Store will always have a Home Category, and may also include a pharmacy. Sales in the Home Category will comprise no less than 44% of the total balance of sales (not including sales from pharmacy or gift card redemptions) of the store.

      The balance of sales at the Sears Essentials Format Stores will be monitored by measuring the balance of sales figures in the aggregate twice a year for all Sears Essentials Format Stores based on sales (less sales from pharmacy and gift card redemptions) from January 1 through June 30, and then again from July 1 through December 31 (each an Evaluation Period). Only those Sears Essentials Format Stores that have been open at least 12 months from their respective grand opening dates (to allow that store to fully develop its Home Category sales division) will be included in the balance of sales calculation, and no such calculation will take place until there are 20 Sears Essentials Format Stores open at least one year from their grand opening date. Thus, it is possible that some Sears Essential Stores will not be included in the calculation of balance of sales for the full 6 month period because they will not have been open for one year past the grand opening until sometime after January 1 or July 1, or because there are not 20 stores that meet the criteria. They will be included for each calendar month that they meet the above criteria.

      Kmart Store: A Kmart store is one that has Kmart, Super K Mart or Big K branded on its exterior. A Kmart store may also have a Sears Inside located within its store.

      Sears Inside: A Sears Inside store location is one where the exterior of the store is not primarily branded as Sears, (but could be branded with another Sears Holdings Corporation subsidiary name) and contains either a) a home appliances section offering home appliances such as but not limited to refrigerators or washers and dryers or b) two other Sears Home Category assortments.

      Accounts:

      A Sears Branded Account is any Account that may be issued pursuant to the terms of the Program Agreement as revised, other than a Kmart Account.

      A Kmart Account is an Account issued pursuant to the Program Agreement that carries the Kmart (or any derivative thereof such as but not limited to Big K or Super K Mart) brand name.

      Internal Sales:

      An internal sale is one where Merchandise is charged to an Account.

3.	Terms Sheet Binding; Assignment.

      This Terms Sheet shall be binding upon and inure to the benefit of the parties and their successors and assigns.

4.	Governing Law.

      The rights and duties of the parties will be governed by the local law of the State of Delaware without regard to principles of choice or conflict of law.

5.	Notices.

      All notices required or permitted to be given under this Terms Sheet or any amended and restated Program Agreement shall be sufficient if sent by either certified mail, return receipt requested, facsimile or hand delivery to the parties at the respective addresses set forth in the Program Agreement or to such other address as the party receiving the notice has designated by notice to the other party.

6.	Entire Agreement.

      This Terms Sheet, including all exhibits hereto, constitute the complete, final and exclusive statement of the terms of the Terms Sheet among the parties pertaining to the subject matter hereof and supersede all prior letters of intent, understandings, negotiations and discussions of the parties. No modification or rescission of this Terms Sheet shall be binding unless executed in writing by the party to be bound thereby.

7.	Counterparts; Effectiveness.

      This Terms Sheet may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same contract.

SIGNATURES FOLLOW ON THE NEXT PAGE

IN WITNESS WHEREOF, Citibank and Sears have caused this Terms Sheet to be executed by persons duly authorized as of the date of first above stated.

Sears, Roebuck and Co.
By:	/s/ Alan J. Lacy
Name:	Alan J. Lacy
Title:	CEO

Citibank USA, N.A.
By:	/s/ Douglas C. Morrison
Name:	Douglas C. Morrison
Title:	VP & CFO

Sears Intellectual Property Management Company
By:	/s/ Andrea Cannon
Name:	Andrea Cannon
Title:	Secretary

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